EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement (Form 10) pertaining to Station Casinos LLC of our report dated March 31, 2010, with respect to the consolidated financial statements of Station Casinos, Inc. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

November 12, 2010